EXHIBIT 99.1

NGP Capital Resources Company Announces Third Quarter 2012 Financial Results and Portfolio Activity

HOUSTON, Nov. 6, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the third quarter of 2012.

Highlights for the quarter ended September 30, 2012:

Net asset value: $207.4 million, or $9.70 per share
Quarterly dividends declared: $0.16 per share

Operating Results:
Total investment income: $6.3 million
Net investment income: $3.4 million, or $0.16 per share
Net realized gain on investments:  $1.7 million, or $0.08 per share
Net unrealized gain on investments:  $7.1 million, or $0.33 per share
Net increase in net assets resulting from operations: $12.2 million, or $0.57 per share

Portfolio and Investment Activity:
New investments in portfolio securities during the quarter: $75.0 million
Redemption of portfolio securities during the quarter: $21.2 million
Fair value of portfolio investments at September 30, 2012: $213.1 million
Weighted average yield on portfolio investments: 10.1%
Number of portfolio companies at September 30, 2012: 18

Portfolio and Investment Activity

On October 1, 2012, we funded a $6.0 million participation in the Midstates Petroleum Company, Inc. ("Midstates") $600 million private placement of 10.75% Senior Unsecured Notes due 2020 (the "Midstates Notes"). Proceeds from the Midstates Notes offering were primarily used to fund Midstates' acquisition of the assets of Eagle Energy Production, LLC.

During the third quarter of 2012, we invested $75.0 million in new portfolio investments and received repayment proceeds totaling $21.2 million, including the sale of $15.0 million face amount of EP Energy, LLC (formerly Everest Acquisition, LLC) Senior Notes for $16.3 million. This portion of our investment in EP Energy Senior Notes, which were issued in April 2012, generated a 46.2% internal rate of return and a return on investment of 1.12x.

At September 30, 2012, our targeted investment portfolio consisted of 18 portfolio companies with an aggregate fair value totaling $213.1 million. The weighted average yield on portfolio investments (on a cost basis and exclusive of capital gains or losses) was 10.1%.

On July 3, 2012, we advanced an additional $25.0 million to ATP Oil & Gas Corporation ("ATP") under our limited-term overriding royalty interest ("ORRI") in certain offshore oil and gas producing properties operated by ATP in the Gulf of Mexico. As consideration for this additional investment with ATP, the Company obtained a 5.0% limited-term ORRI in ATP's Telemark properties, to supplement the 10.8% limited-term ORRI in ATP's Gomez field properties. ATP filed for protection under Chapter 11 of the U.S. Bankruptcy Code on August 17, 2012. The bankruptcy judge presiding in the case has allowed ATP to pay amounts received after August 17, 2012, to ORRI owners and others, subject to certain conditions, and we began receiving monthly ORRI distributions from ATP in September.

On July 10, 2012, we acquired $50.0 million of redeemable Preferred Units in a private oil and gas limited partnership engaged in the acquisition, exploration and development of oil and natural gas properties in South Louisiana and the shallow waters of the Gulf of Mexico. The Preferred Units earn 8% cumulative cash dividends, payable quarterly, plus an additional cash payment or limited partnership interest distributable upon redemption.

Effective as of July 31, 2012, our Senior Secured Term Loan with Black Pool Energy Partners, LLC ("Black Pool"), which had a balance of $15.7 million as of June 30, 2012, was restructured.  Huff Energy Holdings, Inc. ("HEH"), a newly-formed private oil and gas company which merged with Black Pool, agreed to assume the Term Loan (including accrued and unpaid interest of $0.4 million, which was rolled into the principal balance) and became the new borrower under the related credit agreement. We retained our first lien on the original Black Pool properties and were granted a first lien on additional proved developed properties of certain HEH subsidiaries. In exchange for the additional collateral, we agreed to reduce the interest rate under the Term Loan to 11% and to extend the maturity to April 15, 2013. In connection with the restructuring, we agreed to sell our 3% ORRI in oil and gas wells operated by Black Pool, as well as penny warrants to purchase approximately 25% of the membership interests in Black Pool, back to Black Pool for $0.1 million.  As a result of this restructuring, the estimated fair value of our investment in Black Pool/HEH increased from $9.8 million at June 30, 2012 to $16.2 million at September 30, 2012.

On September 19, 2012, GMX Resources, Inc. ("GMX") consummated an exchange offer for its outstanding 5% Senior Convertible Notes due 2013 (the "2013 Notes"), pursuant to which holders tendering the 2013 Notes received new Senior Secured Second-Priority Notes due 2018 ("the 2018 Notes") and shares of GMX common stock. We tendered our 2013 Notes in the exchange offer, and consequently received 2018 Notes with a face value of $12.7 million and approximately 3.6 million shares of GMX common stock. Interest on the 2018 Notes accrues at a rate of 9% per annum and is payable quarterly commencing March 2, 2013. As a result of the GMX exchange offer, the estimated fair value of our investment in GMX increased from $9.6 million at June 30, 2012 to $11.9 million at September 30, 2012.

Operating Results – Three months ended September 30, 2012

Investment income totaled $6.3 million for the quarter ended September 30, 2012, compared to $7.3 million in the corresponding quarter of 2011. The decrease in 2012 was primarily attributable to the recognition, in the three-month period ended September 30, 2011, of $2.0 million of interest and royalty income (including $1.1 million of previously unamortized original issue discount) from our investment in Alden Resources, LLC, which was sold in the third quarter of 2011, partially offset by investment income in 2012 from new investments.

Operating expenses for the third quarter of 2012 were $2.9 million, decreasing $0.1 million, or 3%, compared to the third quarter of 2011, primarily as a result of lower base management fees on lower total asset balances and lower general and administrative expenses, partially offset by higher interest expenses on increased borrowings. The resulting net investment income was $3.4 million, or $0.16 per share, for the quarter ended September 30, 2012, compared to $4.3 million, or $0.20 per share, for the quarter ended September 30, 2011.

We recognized net realized capital gains of $1.7 million, or $0.08 per share, during the three months ended September 30, 2012, resulting from the sale of $15.0 million face amount of EP Energy, LLC Senior Unsecured Notes at a gain of $1.3 million, and the sale of our net profits interest tail with Anadarko Petroleum Corporation for $0.4 million. For the three months ended September 30, 2011, we recognized net realized capital losses of $30.9 million, or $1.43 per share, resulting primarily from the sales or dissolutions of a number of investments, which were substantially offset by the reversal of previously recorded net unrealized losses.

During the three months ended September 30, 2012, we recorded $7.1 million, or $0.33 per share, of net unrealized appreciation on portfolio investments, largely due to increases in the estimated fair value of our investments in HEH of $6.0 million and GMX of $2.2 million. Net decreases in the estimated fair value of remaining investments totaled $1.1 million. For the three months ended September 30, 2011, the decrease in net unrealized depreciation was $26.7 million, primarily resulting from the reversals, due to realizations, of prior period net unrealized losses on investments sold or dissolved in the third quarter of 2011.

Overall, we had a net increase in net assets resulting from operations of $12.2 million, or $0.57 per share, for the three months ended September 30, 2012. After declaring dividends during the period of $0.16 per common share, our net asset value increased from $9.29 per common share as of June 30, 2012 to $9.70 per common share as of September 30, 2012.

Liquidity and Capital Resources

At September 30, 2012, we had cash and cash equivalents totaling $31.9 million. The amount outstanding under our Investment Facility at September 30, 2012 was $37.5 million and an additional $34.4 million was available for borrowing. We repaid $18 million of the balance outstanding on our Investment Facility in October 2012. Our available capital for new investment is now approximately $52 million. In addition, we have a $45 million Treasury Facility available to invest in U.S. Treasury Bills. As of September 30, 2012, we had $45.0 million of outstanding indebtedness under the Treasury Facility, and there was no additional amount available for borrowing.

Conference Call at 11:00 a.m. Eastern Time on November 6, 2012

We invite all interested persons to participate in our conference call on Tuesday, November 6, 2012 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.  We will maintain an audio replay of the call from 2:00 p.m. Eastern Time on November 6, 2012 through midnight November 9, 2012. The replay dial-in numbers are (855) 859-2056 in the U.S. and (404) 537-3406 for international callers. The replay pass code is 49735237. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $0 and $0, respectively)	$ --	$ 150
Affiliate investments
(cost: $38,038 and $36,778, respectively)	13,693	13,498
Non-affiliate investments
(cost: $195,694 and $135,824, respectively)	199,360	131,409
Total portfolio investments	213,053	145,057
Investments in U.S. Treasury Bills at fair value
(cost: $45,994 and $0, respectively)	45,989	--
Total investments	259,042	145,057
Cash and cash equivalents	31,856	106,570
Accounts receivable and other current assets	462	1,442
Interest receivable	1,972	792
Prepaid assets	2,092	2,720
Total current assets	36,382	111,524
Total assets	$ 295,424	$ 256,581

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 952	$ 739
Management and incentive fees payable	1,127	1,190
Payables for investment securities purchased	--	417
Dividends payable	3,421	3,893
Income taxes payable	54	66
Short-term debt	45,000	--
Total current liabilities	50,554	6,305
Deferred tax liabilities	3	10
Long-term debt	37,500	50,000
Total liabilities	88,057	56,315
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized;
21,378,173 and 21,628,202, shares issued and outstanding	21	22
Paid-in capital in excess of par	253,849	255,486
Undistributed net investment income (loss)	(304)	(518)
Undistributed net realized capital gain (loss)	(28,629)	(30,286)
Net unrealized appreciation (depreciation) on investments	(17,570)	(24,438)
Total net assets	207,367	200,266
Total liabilities and net assets	$ 295,424	$ 256,581
Net asset value per share	$ 9.70	$ 9.26

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2012	2011	2012	2011
Investment income
Interest income:
Control investments - majority owned	$ --	$ 1,439	$ --	$ 8,605
Affiliate investments	451	342	1,260	973
Non-affiliate investments	4,883	4,716	14,167	11,234
Dividend income:
Non-affiliate investments	910	--	910	--
Royalty income, net of amortization:
Control investments - majority owned	--	515	--	1,195
Non-affiliate investments	124	274	432	801
Other income (loss), net	(42)	34	487	126
Total investment income	6,326	7,320	17,256	22,934
Operating expenses
Interest expense and bank fees	598	377	1,256	1,143
Management and incentive fees	1,127	1,337	3,275	4,262
Professional fees	272	376	794	811
Insurance expense	180	182	541	547
Other general and administrative expenses	717	761	2,327	2,488
Total operating expenses	2,894	3,033	8,193	9,251
Income tax provision (benefit), net	30	17	54	35
Net investment income	3,402	4,270	9,009	13,648
Net realized capital gain (loss) on investments
Control investments - majority owned	--	(32,880)	(36)	(32,798)
Non-affiliate investments	1,693	1,986	1,693	2,364
Total net realized capital gain (loss) on investments	1,693	(30,894)	1,657	(30,434)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	--	27,918	(150)	18,679
Affiliate investments	(461)	(229)	(1,066)	(21,766)
Non-affiliate investments	7,596	(1,001)	8,077	281
Benefit (provision) for taxes on unrealized
appreciation (depreciation) on investments	4	0	7	3
Total net unrealized appreciation (depreciation)
on investments	7,139	26,688	6,868	(2,803)
Net increase (decrease) in net assets resulting
from operations	$ 12,234	$ 64	$ 17,534	$ (19,589)
Net increase (decrease) in net assets resulting
from operations per common share	$ 0.57	$ 0.00	$ 0.82	$ (0.91)

Dividends declared per common share	$ 0.16	$ 0.18	$ 0.41	$ 0.54
Weighted average shares outstanding - basic and diluted	21,378	21,628	21,507	21,628

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
Per Share Data (1)	2012	2011	2012	2011

Net asset value, beginning of period	$ 9.29	$ 9.63	$ 9.26	$ 10.90

Net investment income	0.16	0.20	0.42	0.63
Net realized and unrealized gain (loss) on investments	0.41	(0.20)	0.40	(1.54)
Net increase (decrease) in net assets resulting from
operations	0.57	--	0.82	(0.91)

Dividends declared	(0.16)	(0.18)	(0.41)	(0.54)
Other (2)	--	--	0.03	--

Net asset value, end of period	$ 9.70	$ 9.45	$ 9.70	$ 9.45

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com),
         Hans Hubbard (hhubbard@ngpcrc.com), or
         Chris Ryals (cryals@ngpcrc.com).

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.